                              ELAN CORPORATION, PLC

                          EMPLOYEE EQUITY PURCHASE PLAN

                       IRISH SHARESAVE OPTION SCHEME 2004

14.   RIGHTS ATTACHING TO SHARES ALLOTTED OR TRANSFERRED PURSUANT TO OPTIONS..11

1.       DEFINITIONS

1.1.     In this Scheme, unless the context otherwise requires, the following words and expressions have the following meanings, namely:

         ASSOCIATED COMPANY means an associated company of the Company within the meaning given to those words by section 432 of the Taxes Act except that, for the purposes of paragraph 24 of Schedule 12A, sub section (1)
         of that section will have effect with the omission of the words "or at any time within one year previously";

         BOARD means the board of directors of the Company or a duly authorised committee thereof;

         BONUS DATE means in relation to an Option:

         1.1.1.   where the Option is linked to a three year Savings Contract, the earliest date on which the bonus is payable under that
                  Savings Contract (that is, after making 36 monthly
                  contributions);

         1.1.2.   where the Option is linked to a five year Savings Contract under which the Option Holder has elected to receive the five year bonus, the earliest date on which the five year bonus is payable under that Savings Contract (that is, after making 60 monthly contributions); or

         1.1.3.   where the Option is linked to a five year Savings Contract under which the Option Holder has elected to receive the seven year bonus, the earliest date on which the seven year bonus is payable under that Savings Contract (that is, the second
                  anniversary of the payment of the five year bonus, which is paid after making 60 monthly contributions);

         CAPITAL REORGANISATION means any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation issue, rights issue, sub-division, consolidation or reduction);

         COMPANY means Elan Corporation plc;

         CONTINUOUS SERVICE has the same meaning as in the First Schedule to the
         Minimum Notice and Terms Employment Act, 1973 with the exception that paragraph 8 thereof will not apply;

         CONTROL has the meaning given to that word by section 432 of the Taxes
         Act;

         DATE OF GRANT means the date on which an Option is granted;

         DEALING DAY means any day on which the Stock Exchange is open for the transaction of business;

         ELIGIBLE EMPLOYEE means

         1.1.1.   any individual who, at the Date of Grant and date of exercise of an Option:

                  (1) is an employee or full-time director of one or more
                      Participating Companies;

                  (2) is chargeable to tax in respect of his employment or
                      office under

                  Schedule E; and

                  (3) has been in Continuous Service with one or more
                      Participating Companies for such period as the Board may
                      determine (not exceeding three years) prior to the Date of
                      Grant; and

         1.1.2.   any other individual who, at the Invitation Date, is an
                  employee or director of one or more Participating Companies and who is nominated by the Board as eligible to participate in the Scheme in respect of any one or more grants of Options;

         EXERCISE PRICE means the price per Share payable on the exercise of an
         Option as determined by the Board (subject to adjustment under rule 12)
         but which shall not be less than:

         1.1.1.   75% per cent. of the middle market quotation for a Share as derived from the Stock Exchange on the Dealing Day immediately before the Invitation Date; or

         1.1.2.   in the case of any Option under which Shares may be issued, the nominal value of a Share;

         GRANT PERIOD means the period of 42 days commencing on any of the following:

         1.1.1.   the date of Revenue approval of the Scheme;

         1.1.2.   any day on which the Board resolves that circumstances exist which justify the grant of Options;

         1.1.3.   any day on which any change to the legislation affecting
                  savings-related share option schemes approved by the Revenue under the Taxes Act is proposed or made; or

         1.1.4.   the day immediately following the day on which the Company makes an announcement of its results for the last preceding financial year, half year or other period;

         GROUP means the Company and the Subsidiaries and MEMBER OF THE GROUP
         will be construed accordingly;

         INVITATION DATE means the date on which an invitation to apply for an
         Option is issued;

         MINIMUM AMOUNT means the amount of the monthly contribution to be paid under the Savings Contract being not less than (euro)12 or such other minimum amount as may be permitted under paragraph 25(2)(b) of Schedule
         12A from time to time;

         OPTION means a right granted under the Scheme to subscribe for or purchase Shares;

         OPTION HOLDER means any individual who holds a subsisting Option
         (including, where the context permits, the legal personal
         representatives of a deceased Option Holder);

         PARTICIPATING COMPANY means the Company and each Subsidiary which has been nominated by the Board as a Participating Company for the purposes of the Scheme;

         PLAN means the Elan Corporation, plc Employee Equity Purchase Plan;

         PLAN ADMINISTRATOR has the same meaning as set out in Section 11.1 of the Plan;

         SAVINGS CONTRACT means a contract under a certified contractual savings scheme, within the meaning of section 519C of the Taxes Act, approved by the Revenue for the purpose of Schedule 12A;

         SCHEDULE 12A means Schedule 12A to the Taxes Act;

         SCHEME means this Irish Sharesave Option Scheme 2004 of the Company as amended from time to time, being adopted by the Board as a schedule to the Plan;

         SHARE OPTION SCHEME means any employee share option scheme established by the Company;

         SHARES means fully paid and irredeemable ordinary shares in the capital of the Company, which comply with the conditions in paragraphs 11 to 15 of Schedule 12A, or shares representing those shares following any
         Capital Reorganisation;

         SPECIFIED AGE means 65 years of age;

         STOCK EXCHANGE means the New York Stock Exchange;

         SUBSIDIARY means any subsidiary of the Company within the meaning of section 155 of the Companies Act, 1963 over which the Company has
         Control;

         TAXES ACT means the Taxes Consolidation Act, 1997;

         TRUSTEE means the trustees or trustee for the time being of any employee share trust established by the Company from time to time.

1.2.     Where the context permits, the singular includes the plural and vice versa, and the masculine includes the feminine. Headings will be ignored in construing the Scheme.

1.3.     References to any act of the Oireachtas include any modification, amendment or re-enactment thereof.

2.       INVITATION FOR OPTIONS

2.1.     The Board may, during a Grant Period, invite all Eligible Employees to apply for Options at the Exercise Price, but no invitation may be issued to any Eligible Employee who is excluded from participation in the Scheme by paragraph 8 of Schedule 12A.

2.2.     Subject to the specific provisions contained in the Scheme, the form, manner and timing of invitations to apply for Options, the number of
         Shares in respect of which invitations are made on any date and whether the Options will be three-, five- or seven-year Options (or any of them, at the election of Eligible Employees), will be at the absolute discretion of the Board. The invitation may either state the Exercise
         Price or (provided a mechanism exists by which the Exercise Price will be determined by the Date of Grant) invite applications by reference to amounts of monthly savings.

3.       APPLICATION FOR OPTIONS

3.1.     If an Eligible Employee wishes to apply for an Option he must, within such period after the Invitation Date as is stated in the invitation
         (which must not be less than 14 days), deliver to the Company (or its appointed agent) or the Trustee a duly completed enrolment form together with a duly completed application for a Savings Contract in the

         form prescribed by the Board on which the Eligible Employee must have indicated the Bonus Date on which he intends to apply for repayment thereunder.

3.2.     The application for an Option will be deemed to be for an Option over the largest whole number of Shares which can be acquired at the
         Exercise Price with the expected repayment, including any relevant bonus, under the related Savings Contract at the appropriate Bonus
         Date.

4.       SCALING DOWN

4.1.     If valid applications are received for Options over a number of Shares in excess of that which the Board has determined to make available on a particular occasion or in excess of any limitation under rule 7, the
         Board may scale down applications in accordance with the following successive steps (or such other method as may be agreed between the
         Board and the Revenue Commissioners at any time prior to the Date of
         Invitation) to the extent necessary to eliminate the excess:

         4.1.1.   if the repayment under the Savings Contract would otherwise be taken as including the seven year bonus, it will be taken to include a bonus but not the seven year bonus;

         4.1.2.   unless rule 4.1.1 applies, the amount of the monthly savings contribution chosen by each applicant will be taken as reduced pro rata (or, if the Board so determines on a basis which
                  reduces larger monthly savings contributions by a greater
                  amount than smaller monthly contributions) to the extent
                  necessary;

         4.1.3.   the amount of any monthly savings contribution chosen by an applicant which exceeds such amount as the Board may determine
                  (not being less than the Minimum Amount) will be taken as
                  reduced to such amount;

         4.1.4.   if the repayment under the Savings Contract would otherwise be taken as including a bonus, it should be taken as not
                  including a bonus; and

         4.1.5.   applications will be selected by lot, each based on a monthly savings contribution of the Minimum Amount and the inclusion of no bonus in the repayment under the Savings Contract.

4.2.     If the number of Shares available is insufficient to enable an Option based on monthly savings contributions of the Minimum Amount and the inclusion of no bonus in the repayment under the Savings Contract to be granted to each Eligible Employee making a valid application, the Board may, as an alternative to selecting by lot, determine in its absolute discretion that no Options will be granted on that occasion.

4.3.     If applications are scaled down, the monthly contributions under
         Savings Contracts which Eligible Employees have chosen will, where necessary, be scaled down as appropriate.

4.4.     If, in applying the scaling down provisions contained in rule 4.1, the
         Board considers that it would be administratively impracticable for
         Options to be granted within the 30 day period referred to in rule 5.1, the Board may extend that period by not more than twelve days.

5.       GRANT OF OPTIONS

5.1.     The Board may, subject to any scaling down, on a single date which will not be later than

         the 30th day after the earliest date by reference to which the Exercise
         Price was calculated, grant all (but not some of) the Options for which valid application has been made by Eligible Employees (provided that they remain Eligible Employees on the Date of Grant).

5.2.     As soon as practicable after the Date of Grant, the Board or the
         Trustee shall procure the issue of an Option certificate to each Option
         Holder.

5.3.     Options shall be granted in consideration of Eligible Employees agreeing to enter into Savings Contracts. No cash payment shall be made for the grant of an Option.

5.4.     No Option shall be granted under the Scheme 10 years after the date of approval of the Scheme by the Board.

5.5.     Every Option granted hereunder will be personal to the Option Holder and, except to the extent necessary to enable a personal representative to exercise the Option following the death of an Option Holder, neither the Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of an Option otherwise than as permitted under this rule 5.5 will cause the Option to lapse.

6.       INDIVIDUAL LIMIT

         No individual shall be granted an Option if the entry into the related
         Savings Contract would result in the monthly contributions under that
         Savings Contract, when added to the sum of his monthly contributions under any other subsisting Savings Contracts (whether or not linked to a subsisting Option granted under a scheme approved under Schedule
         12A), exceeding (euro)320 (or such greater amount as is for the time being permitted under paragraph 25(2)(a) of Schedule 12A and approved by the Board).

7.       SCHEME LIMITS

7.1.     No Option to acquire Shares shall be granted if the result of that grant would be that the aggregate number of Shares that could be delivered on the exercise of that Option and any other Options granted at the same time, when added to the number of Shares that could be delivered on the exercise of any other subsisting share options granted during the preceding ten years under the Plan (including the Scheme and any other schedules to the Plan) would exceed 1,500,000 Shares.

8.       EXERCISE AND LAPSE OF OPTIONS

8.1.     An Option may only be exercised:

         8.1.1.   during the six months following the Bonus Date relating to it;

         8.1.2.   by an Option Holder who is not ineligible to participate in the Scheme by virtue of paragraph 8 of Schedule 12A; and

         8.1.3.   by an Option Holder who is, at the date of exercise, a
                  director or employee of a Participating Company,

                  and, if not exercised, will lapse at the end of the six month period following the Bonus Date.

8.2.     Where an Option Holder ceases to be a director or employee of a
         Participating Company before the expiry of six months after the Bonus
         Date:

         8.2.1.   on retirement at the Specified Age or by reason of redundancy
                  (within the meaning of the Redundancy Payments Act 1967 to
                  2001), injury or disability, he may exercise any outstanding
                  Options within six months of the date on which his employment ceased, failing which exercise the Options shall lapse
                  automatically, but the Options may not be exercised more than six months following the relevant Bonus Date;

         8.2.2.   on:

                  (1)   his employing company ceasing to be under the Control of
                        the Company; or

                  (2)   the business (or part of a business) in which he is
                        employed being transferred to a person who is neither an
                        Associated Company nor a company over which the Company
                        has Control,

                        he may exercise any outstanding Options within six
                        months of the date on which his employment ceased,
                        failing which exercise the Options will lapse
                        automatically, but the Options may not be exercised more
                        than six months following the Relevant Bonus Date;

         8.2.3.   on cessation of employment for any reason (other than
                  dismissal for cause) he may exercise any outstanding Options in respect of which more than three years have passed since the Date of Grant within six months of the date on which his employment ceased, failing which exercise the Options will lapse automatically, but the Options may not be exercised more than six months following the relevant Bonus Date; or

         8.2.4.   in any circumstances other than those set out in rules 8.2.1,
                  8.2.2, 8.2.3 and 8.4, his Options will lapse automatically.

                  For the avoidance of doubt, an Option exercisable under this rule 8.2 may lapse at an earlier date by virtue of rule 10.

8.3.     Where an Option Holder remains in employment with a Participating
         Company on attaining the Specified Age he may exercise his Options within six months of attaining that age: Provided that the Options may not be exercised more than six months following the relevant Bonus
         Date.

8.4.     If an Option Holder dies while in service or at any time after leaving service when he holds an Option, such Options may be exercised by his personal representatives at any time within the twelve month period following:

         8.4.1.   the date of death, if such death occurred before the relevant
                  Bonus Date; or

         8.4.2.   the Bonus Date, in the event of his death within six months after the relevant Bonus Date,

                  failing which exercise, the Options will lapse automatically.
                  For the avoidance of doubt, an Option exercisable under this rule 8.4 will not lapse prior to the expiry of the specified twelve month period by virtue of rule 8.2 but may lapse at an earlier date by virtue of rule 10.

8.5.     For the purposes of rule 8.2, an Option Holder will not be treated as ceasing to be a director or employee of a Participating Company until he ceases to hold an office or employment in the Company or any company over which the Company has Control or any Associated Company.

8.6.     Notwithstanding rule 8.1.3, if, at the Bonus Date, an Option Holder holds an office or employment in a company which is not a Participating
         Company but is an Associated Company or a company over which the
         Company has Control, Options may be exercised within (but no later than) six months following the Bonus Date.

8.7.     If, before the Option has become exercisable, the Option Holder:

         8.7.1.   gives notice, or is deemed to have given notice, under the terms of the related Savings Contract that he intends to stop paying contributions to that Savings Contract; or

         8.7.2.   makes an application for repayment of the related Savings
                  Contract,

                  the Option will automatically lapse.

8.8.     If an Option Holder is declared bankrupt or enters into any general composition with or for the benefit of his creditors including an arrangement under the Bankruptcy Act, 1988, or a voluntary arrangement with his creditors his Options will automatically lapse.

9.       METHOD AND EXTENT OF EXERCISE

9.1.     An Option may only be exercised with monies not exceeding the amount repaid under the related Savings Contract, including any bonus or interest as at the date of repayment. No account will be taken of any repayment of any contribution the due date of which arises after the date of repayment, or any bonus or interest in respect of that contribution.

9.2.     An Option Holder may exercise his Option on one occasion only, in whole or in part, by giving notice in writing to the Company or to such other person (including, for the avoidance of doubt, the Trustee), as the
         Company may direct with the prescribed details specifying the number of
         Shares in respect of which the Option is being exercised and enclosing payment in full of the aggregate Exercise Price of those Shares together with evidence of closure of the related Savings Contract. The date of exercise will be the date of receipt by the Company (or such other person as the Company may direct) of the written exercise details. If the Option is exercised in respect of some only of the
         Shares comprised in the Option, the Option in respect of the balance will thereupon lapse automatically.

10.               CHANGE IN CONTROL OF THE COMPANY ETC

10.1.    If at any time any person obtains Control of the Company as a result of making:

         10.1.1.  a general offer to acquire the whole of the issued ordinary share capital of the Company which was made on a condition such that if it was satisfied the person making the offer
                  would have Control of the Company; or

         10.1.2.  a general offer to acquire all the Shares,

         all outstanding Options may, be exercised within six months of the time when the offeror has obtained Control of the Company and any condition subject to which the offer is

         made has been satisfied, failing which exercise the Options will, without prejudice to the operation of rule 11, lapse automatically:
         Provided that (i) an Option may not be exercised more than six months after the relevant Bonus Date and (ii) if an event described in rule
         10.2 occurs during the six month period, the period during which an
         Option may be exercised will be the shorter of the periods specified under this rule 10.1 and rule 10.2. For the purposes of this rule 10.1 a person will be deemed to have acquired Control of the Company if he and others acting in concert with him have together obtained Control of
         it.

10.2.    If any person becomes bound or entitled to acquire shares in the
         Company under section 204 of the Companies Act, 1963, Options may, be exercised at any time when that person remains so bound or entitled, failing which exercise the Options will, without prejudice to the operation of rule 11, lapse automatically, but an Option may not be exercised more than six months after the relevant Bonus Date.

10.3.    If under section 201 of the Companies Act, 1963 the court sanctions a compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, any outstanding
         Options may be exercised within six months of the court sanctioning the compromise or arrangement, failing which exercise the Options will, without prejudice to the operation of rule 11, lapse automatically:
         Provided that (i) an Option may not be exercised more than six months after the relevant Bonus Date and (ii) an Option will not without the consent of the Board be exercisable under this rule 10.3 if the purpose and effect of a scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings of those of the Company immediately prior to the scheme of arrangement.

10.4.    If a resolution for a voluntary winding-up of the Company is passed, then any outstanding Options may, subject to rules 8.1.2, 8.1.3, 8.2 and 8.3, be exercised within [six] months of the passing of the resolution, failing which exercise the Options will lapse
         automatically.

11.      OPTION ROLLOVER

11.1.    If any company (the ACQUIRING COMPANY):

         11.1.1.  obtains Control of the Company as a result of making:

                  (1)   a general offer to acquire the whole of the issued
                        ordinary share capital of the Company which is made on a
                        condition such that if it is satisfied the acquiring
                        company will have Control of the Company; or

                  (2)   a general offer to acquire all the Shares,

         11.1.2.  obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 201 of the
                  Companies Act 1963; or

         11.1.3.  becomes bound or entitled to acquire shares in the Company under section 204 of that Act,

                  each Option Holder may at any time within the appropriate
                  period (which will be construed in accordance with paragraph
                  16 of Schedule 12A), by agreement with the acquiring company and, in the case of an Option under which Shares are to be transferred, the person holding the Shares to which his Option relates, release

                  any Option which has not lapsed (the OLD OPTION) in
                  consideration of the grant to him of an option (the NEW
                  OPTION) which (for the purposes of that paragraph) is
                  equivalent to the old option but relates to shares in a
                  different company (whether the acquiring company itself or another company falling within paragraph 11(b) or (c) of
                  Schedule 12A) (the NEW GRANTOR).

11.2.    The new option will not be regarded for the purposes of rule 11.1 as equivalent to the old option unless the conditions set out in paragraph
         16(3) of Schedule 12A are satisfied and, in relation to the new option, the provisions of the Scheme will be construed as if:

         11.2.1.  the new option were an option granted under the Scheme at the same time as the old option;

         11.2.2.  references to the Company in rules 9 to 17 were references to the new grantor, although references to Participating Company shall continue to be construed as if references to the Company within this definition were to Elan Corporation,plc;

         11.2.3.  references to the Board in rules 9, 12, and 17 were references to the board of directors of the new grantor;

         11.2.4.  references to Shares were references to shares in the new grantor;

         11.2.5.  the Savings Contract made in connection with the old option had been made in connection with the new option; and

         11.2.6.  the Bonus Date in relation to the new option was the same as that in relation to the old option.

12.      ADJUSTMENT OF OPTIONS

         In the event of any Capital Reorganisation, the Exercise Price and the
         number of Shares comprised in an Option may be adjusted in such manner as the Board may determine, but nevertheless:

         12.1.    no adjustment will take effect without the prior approval:

         12.1.1.  of the Revenue Commissioners in writing; and

         12.1.2.  in respect of Options under which Shares are to be transferred, the person holding the Shares to which the
                  Options relate (such approval not to be unreasonably
                  withheld);

12.2.    no adjustment shall be made pursuant to this rule which would increase the aggregate Exercise Price of any Option;

12.3.    except as provided in this rule 12.3, no adjustment may have the effect of reducing the Exercise Price to less than the nominal value of a
         Share. Where an Option subsists over both issued and unissued Shares, any such adjustment may only be made if the reduction of the Exercise
         Price of Options over both issued and unissued Shares can be made to the same extent. Any adjustment to the Exercise Price of Options over unissued Shares will only be made if and to the extent that the Board is authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price.
         The Board may apply such sum in paying up such amount on such Shares and so that ,on exercise of any Option in respect of which such reduction shall have been made,

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         the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid; and

12.4.    no adjustment shall be made pursuant to this rule (other than on a capitalisation issue) unless and until the auditors for the time being of the Company (acting as experts not arbitrators) have confirmed in writing to the Board that such adjustment is in their opinion fair and reasonable.

13.      ALLOTMENT OR TRANSFER OF SHARES ON EXERCISE OF OPTIONS

         Subject to any necessary consents, to payment being made for the Shares and to compliance by the Option Holder with the terms of the Scheme, not later than 30 days after receipt of any notice of exercise in accordance with rule 9.2, the Company shall either allot and issue or procure the transfer by the Trustee of Shares to the Option Holder (or to his nominee). The Company or the Trustee shall (unless the Shares are to be issued in uncertificated form) as soon as practicable deliver to the Option Holder (or such nominee) a definitive share certificate or other evidence of title in respect of such Shares. Where the Shares are issued or transferred to a nominee of the Option Holder, the Option
         Holder will remain the beneficial owner of the Shares.

14.      RIGHTS ATTACHING TO SHARES ALLOTTED OR TRANSFERRED PURSUANT TO OPTIONS

14.1.    All Shares allotted or transferred upon the exercise of an Option will rank pari passu in all respects with the Shares in issue at the date of exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of exercise.

14.2.    Any Shares acquired on the exercise of Options will be subject to the articles of association of the Company from time to time in force.

15.      AVAILABILITY OF SHARES

15.1.    The Company or, where relevant pursuant to the rules of the Scheme, the
         Trustees shall at all times keep available for issue sufficient authorised but unissued Shares to permit the exercise of all unexercised Options under which Shares may be allotted or shall otherwise procure that Shares are available for transfer in satisfaction of the exercise of Options.

15.2.    If and so long as the Shares are listed on the Stock Exchange, the
         Company shall, at its expense, where necessary, make application to the
         Stock Exchange for admission of Shares delivered on the exercise of any
         Option.

16.      ADMINISTRATION AND AMENDMENT

16.1.    The decision of the Board will be final and binding in all matters relating to the Scheme, and it may at any time discontinue the grant of further Options or amend any of the provisions of the Scheme in any way it thinks fit: but nevertheless:

         16.1.1.  at a time when the Scheme is approved by the Revenue
                  Commissioners, and if such approved status is to be
                  maintained, no amendment may take effect without the prior written approval of the Revenue Commissioners (and if such approved

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                  status is not to be maintained, the Company shall notify the
                  Revenue Commissioners of the relevant amendment);

         16.1.2.  except as herein provided, the Board shall not make any amendment (not being an amendment that is necessary or
                  desirable in order to maintain Revenue approval of the Scheme)
                  that would materially prejudice the interests of existing
                  Option Holders except with the prior consent or sanction of
                  Option Holders who, if they exercised their Options in full, would thereby become entitled to not less than three-quarters of all the Shares which would fall to be allotted or
                  transferred upon exercise in full of all outstanding Options;

         16.1.3.  unless the Board otherwise determines, no amendment to the advantage of Eligible Employees or Option Holders may be made to:

                  (1)   the definition of Eligible Employee in rule 1.1;

                  (2)   the limitations on the number of Shares subject to the
                        Scheme;

                  (3)   the maximum entitlement for any Eligible Employee under
                        the Scheme;

                  (4)   the basis for determining an Eligible Employee's
                        entitlement to Shares under the Scheme;

                  (5)   the terms of Shares to be provided under the Scheme; or

                  (6)   the adjustments to Options, under rule 12, in the event
                        of a Capital Reorganisation,

         without the prior approval of the Company in general meeting, except in the case of minor amendments to benefit the administration of the
         Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for
         Eligible Employees and Option Holders or any member of the Group; and

         16.1.4.  without prejudice to any provision of the Scheme which provides for the lapse of an Option, the Board may not cancel an Option unless the Option Holder agrees in writing to such cancellation.

16.2.    The Board may delegate such of its functions under the Scheme as it determines to the Plan Administrator, including:

         16.2.1.  to determine the Exercise Price in respect of any grant of
                  Options;

         16.2.2.  to determine whether and to what extent Options are granted;

         16.2.3.  to approve documentation for use in connection with the
                  Scheme;

         16.2.4.  to construe and interpret the terms of the Scheme;

         16.2.5.  to prescribe, amend and rescind rules and regulations relating to the Scheme; and

         16.2.6.  to make all other determinations deemed necessary or advisable for the operation and administration of the Scheme.

                                       12

17.      GENERAL

17.1.    Any Participating Company may provide money to the Trustee or any other person to enable them or him to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by law.

17.2.    The rights and obligations of an Option Holder under the terms and conditions of his office or employment will not be affected by his participation in the Scheme or any right he may have to participate in the Scheme. An individual who participates in the Scheme waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever
         (whether or not such termination arises from a breach by the employer of the Option Holder's employment contract) insofar as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Option Holder's terms of employment shall be varied accordingly.

17.3.    The existence of any Option shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company's capital structure, or any merger or consolidation of the
         Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

17.4.    Any notice or other document required to be given under or in connection with the Scheme may be delivered to an Option Holder or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate. Notices sent by post will be deemed to have been given on the day following the date of posting. Any notice or other document required to be given to the Company or the Trustee under or in connection with the Scheme may be delivered or sent by post to it at its registered office (or such other place or places as the Board may from time to time determine and notify to Option Holders).

17.5.    The Company, or where the Board so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of the Option Holders in respect of any transfer of Shares on the exercise of the Options.

17.6.    Benefits under this Scheme will not be pensionable.

These rules will be governed by, and construed in accordance with, the laws of
Ireland.